Filed Pursuant to Rule 433

Registration No. 333-162401-01

March 11, 2010

FINAL PRICING TERM SHEET

5.50% Debentures due 2040

Issuer:	NSTAR Electric Company

Security:	5.50% Debentures due 2040

Size:	$300,000,000

Maturity Date:	March 15, 2040

Coupon:	5.50%

Interest Payment Dates:	March 15 and September 15, commencing September 15, 2010

Price to Public:	98.398%

Benchmark Treasury:	4.375% due November 15, 2039

Benchmark Treasury Yield:	4.711%

Spread to Benchmark Treasury:	+90 bp

Yield:	5.611%

Make-Whole Call:	T+15 bp

Expected Settlement Date:	March 16, 2010 (T+3)

CUSIP:	67021CAF4

Anticipated Ratings*:	A1 by Moody’s Investors Service, Inc. A+ by Standard & Poor’s Ratings Services AA- Fitch Ratings, Inc.

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities Inc.

Co-Managers:

Banc of America Securities LLC

Goldman, Sachs & Co.

BNY Mellon Capital Markets, LLC

KeyBanc Capital Markets Inc.

Mitsubishi UFJ Securities (USA), Inc.

Morgan Stanley & Co. Incorporated

RBS Securities Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization. Each security rating agency has its own methodology for assigning ratings, and, accordingly, each rating should be considered independently of all other ratings.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407 or J.P. Morgan Securities Inc. collect at 212-834-4533.